Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-55976) pertaining to the STERIS Corporation 401(k) Plan of our report dated June 23, 2004, with respect to the financial statements and schedule of the STERIS Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

June 23, 2004

Cleveland, Ohio